EXHIBIT 99.3

                           Levcor International, Inc.

                Compensation Committee of the Board of Directors

                                     Charter



I.       STATEMENT OF POLICY

The purpose of the Compensation Committee is (1) to discharge the Board of Directors' responsibilities relating to compensation of the Company's executives, and (2) to produce an annual report on executive compensation for inclusion in the Company's proxy statement.

II.      COMPOSITION

The Compensation Committee shall be composed entirely of independent directors. For purposes of the Compensation Committee, an independent director shall be one who (a) has not been employed by the Company or an affiliate within the last three years; (b) has not, in the past three years, accepted more than $60,000 per year in compensatory, advisory or other compensatory fees, including political contributions, from the Company, other than in such director's capacity as a member of the Board of Directors or a committee thereof, and does not have a family member who has received more than $60,000 in such fees or other compensation; (c) has not been employed by or a partner of the Company's independent auditors and worked on the Company's audit engagement in the past three years; (d) is not the executive officer of a charity to which the Company has made payments equal to the greater of $200,000 or five percent of either the Company's or the charity's gross revenues; (e) is not a relative of any executive officer of the Company or its affiliates; (g) is not the holder of twenty percent or more of the Company's voting securities; and (h) is not, and has not for the past three years, employed as an executive of another entity on whose compensation committee an executive of the Company serves upon. In


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addition to the foregoing, the members of the Compensation Committee shall meet the applicable independence requirements that shall from time to time be promulgated by NASDAQ, and to the extent of any conflict between the foregoing standards and NASDAQ the standards of NASDAQ shall govern the composition of the Compensation Committee. At least two members of the Compensation Committee shall be "non-employee directors" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and "outside directors" as defined in Section 162(m) of the Internal Revenue Code.

III.     SCOPE OF POWERS AND RESPONSIBILITIES

The Compensation Committee shall have such powers and responsibilities as may be assigned to it by the Board of Directors from time to time; however, such responsibilities shall, at a minimum, include the following, as well as any applicable responsibilities as shall be required of compensation committees by
NASDAQ:

     o to review and approve corporate goals and objectives relevant to chief executive officer ("CEO") compensation, and evaluate the CEO's performance in light of those goals and objectives, and to set the CEO's compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee should consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEO's at comparable companies, and the awards given to the Company's CEO in past years;

     o to review and approve corporate goals and objectives relevant to senior executive compensation, evaluate senior executive performance in light of those goals and objectives, and to set the senior executive compensation levels based on this evaluation;

     o to make recommendations to the Board with respect to incentive compensation plans and equity-based plans, including without limitation the Company's 2002 Stock Option Plan; and


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     o    to administer the Company's 2002 Stock Option Plan and grant stock options or other awards pursuant to such plan;

     o to evaluate its own performance at least annually and report on such performance to the Board and the Corporate Governance Committee;

In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant or consulting firm to assist in the evaluation of director, chief executive officer or senior executive compensation, including sole authority to approve the consultant's fees and other retention terms. The Compensation Committee may also, at its discretion, retain independent outside counsel or other advisers to assist it in carrying out its responsibilities.



IV.      ADMINISTRATIVE

The Compensation Committee shall meet at least once per year and shall hold any special meetings as may be called by the Chairman of the Compensation Committee or management. Members of senior management or others may attend meetings of the Compensation Committee at the invitation of the Compensation Committee and shall provide pertinent information as necessary. The Chairman of the Compensation Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Compensation Committee members prior to each meeting. The Chairman will also cause minutes of each meeting to be prepared and circulated to the Committee Members. The Compensation Committee may meet via telephone conference calls. A majority of The Members of the Compensation Committee shall constitute a quorum for all purposes.


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